                                                                      EXHIBIT 4


               PROPOSED AMENDMENTS TO CREDIT AGREEMENT AMENDMENTS

                             PRELIMINARY TERM SHEET


The following terms have been discussed with the Banks comprising the Steering Committee; however, no such Bank nor any other Bank has received necessary internal approvals for any of these terms.

                  1.     Amend the Termination Date to March 31, 2002.

                  2. A minimum of 85% of the anticipated net proceeds from the proposed Participating Shares (85% x U.S.$192 million (estimated, after deduction of direct costs) = U.S.$163.2 million) to be used to permanently repay the Term Loan.

                  3. Permit PIK dividends on the proposed Participating Shares and exclude the same from the Consolidated Fixed Charge Coverage Ratio; such Participating Shares to be treated as equity.

                  4. Amend the Adjusted Consolidated Net Worth covenant based on revised quarterly projections to be provided by the Company and after
(i) giving effect to the proposed preferred stock investment and (ii) review by PWC.

                  5.     Eliminate requirement to sell Danka Services
International.

                  6. Reduce Term Loan Commitment to provide a smaller but sufficient cushion to account for currency fluctuations.

                  7. Permit U.S.$10,000,000 of unsecured indebtedness subject to compliance with the Consolidated Total Leverage Ratio covenant.

                  8. Payment at closing of the proposed issuance of the Participating Shares of the U.S.$10,000,000 fee otherwise payable on July 31, 2000.

                  9. All interest rates and fees under the Sixth Amendment to remain in place and unchanged during the existing Waiver Term (except as provided in paragraph 8 hereof); no other fees will be required as a condition to the effectiveness of the Seventh Amendment (other than reimbursement of professional fees).

                  10. Interest rates for the period subsequent to the existing Waiver Term and until the Terminate Date to be identical with those in effect on July 31, 2000 under the Sixth Amendment

(i.e., 3.5% over LIBOR if Average Outstandings are greater than or equal to U.S.$650 million and 2.75% over LIBOR if Average Outstandings are less than U.S.$650 million).

         Clause (ii) of Section 8.3 of the Credit Agreement shall be amended to read as follows:

"(1) At any time (a) on and after September 30, 1999 and on or prior to December 30, 1999, the Adjusted Consolidated Net Worth (which term, as used in this Section 8.3 (ii), shall exclude the impact of the $10,000,000 waiver extension fee provided for in the first sentence of Section 9 of the Sixth Amendment) of Danka PLC and its subsidiaries to be less than $158,000,000; (b) on and after December 31, 1999 and on or prior to March 30, 2000 the Adjusted Consolidated Net Worth of Danka PLC and its Subsidiaries to be less than $166,000,000; (c) on or after March 31, 2000 and on or prior to June 29, 2000, the Adjusted Consolidated Net Worth of Danka PLC and its Subsidiaries to be less than $172,000,000 and (d) on and after June 30, 2000, the Adjusted Consolidated Net Worth of Danka PLC and its Subsidiaries to be less than the sum of (a) $184,000,000, plus (B) 50% of the quarterly consolidated net earnings of Danka PLC and its Subsidiaries (if Positive) for each fiscal quarter ending after June 30, 2000 (on a cumulative basis); provided, that if any time after September 30, 1999, Danka PLC issues an equity interest, the minimum requirement will be increased by an amount equal to 75% of the net proceeds of the equity interest issued by Danka PLC after September 30, 1999."